UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

ServiceSource International, Inc.

(Name of issuer)

Common Stock, $0.0001 par value per share

(Title of class of securities)

81763U 10 0

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 81763U 10 0	Page 2 of 11 Pages

(1)	Names of reporting persons Housatonic Micro Fund SBIC, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 7,833,051 shares of Common Stock (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 7,833,051 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,833,051 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 11.0%
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by Housatonic Micro Fund SBIC, L.P. (“HMF SBIC”), Housatonic Micro Partners SBIC, L.L.C. (“HMP SBIC”), Housatonic Equity Investors IV, L.P. (“HEI IV”), Housatonic Equity Partners IV, L.L.C. (“HEP IV”), Housatonic Equity Investors SBIC, L.P. (“HEI SBIC”), Housatonic Equity Partners SBIC, L.L.C. (“HEP SBIC”) and Housatonic Equity Affiliates IV, L.P. (“HEA IV,” together with HMF SBIC, HMP SBIC, HEI IV, HEP IV, HEI SBIC and HEP SBIC, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,988,880 shares owned by HMF SBIC; (ii) 1,844,040 shares owned by HEI IV; (iii) 915,120 shares owned by HEI SBIC and (iv) 85,011 shares owned by HEA IV. HMP SBIC serves as the general partner of HMF SBIC and has voting and investment control over the shares owned by HMF SBIC and may be deemed to own beneficially the shares owned by HMF SBIC. HMP SBIC owns no securities of the Issuer directly. HEP IV serves as the general partner of HEI IV and HEA IV and has voting and investment control over the respective shares owned by HEI IV and HEA IV and may be deemed to own beneficially the shares owned by HEI IV and HEA IV. HEP IV owns no securities of the Issuer directly. HEP SBIC serves as the general partner of HEI SBIC and has voting and investment control over the shares owned by HEI SBIC and may be deemed to own beneficially the shares owned by HEI SBIC. HEP SBIC owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	The percentages set forth on the cover sheets are calculated based on 71,008,452 shares of Common Stock reported to be outstanding as of November 7, 2011 as reported on the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2011.

SCHEDULE 13G

CUSIP No. 81763U 10 0	Page 3 of 11 Pages

(1)	Names of reporting persons Housatonic Micro Partners SBIC, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 7,833,051 shares of Common Stock (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 7,833,051 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,833,051 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 11.0%
(12)	Type of reporting person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,988,880 shares owned by HMF SBIC; (ii) 1,844,040 shares owned by HEI IV; (iii) 915,120 shares owned by HEI SBIC and (iv) 85,011 shares owned by HEA IV. HMP SBIC serves as the general partner of HMF SBIC and has voting and investment control over the shares owned by HMF SBIC and may be deemed to own beneficially the shares owned by HMF SBIC. HMP SBIC owns no securities of the Issuer directly. HEP IV serves as the general partner of HEI IV and HEA IV and has voting and investment control over the respective shares owned by HEI IV and HEA IV and may be deemed to own beneficially the shares owned by HEI IV and HEA IV. HEP IV owns no securities of the Issuer directly. HEP SBIC serves as the general partner of HEI SBIC and has voting and investment control over the shares owned by HEI SBIC and may be deemed to own beneficially the shares owned by HEI SBIC. HEP SBIC owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	The percentages set forth on the cover sheets are calculated based on 71,008,452 shares of Common Stock reported to be outstanding as of November 7, 2011 as reported on the Issuer’s most recently filed 10-Q as filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 81763U 10 0	Page 4 of 11 Pages

(1)	Names of reporting persons Housatonic Equity Investors IV, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 7,833,051 shares of Common Stock (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 7,833,051 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,833,051 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 11.0%
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,988,880 shares owned by HMF SBIC; (ii) 1,844,040 shares owned by HEI IV; (iii) 915,120 shares owned by HEI SBIC and (iv) 85,011 shares owned by HEA IV. HMP SBIC serves as the general partner of HMF SBIC and has voting and investment control over the shares owned by HMF SBIC and may be deemed to own beneficially the shares owned by HMF SBIC. HMP SBIC owns no securities of the Issuer directly. HEP IV serves as the general partner of HEI IV and HEA IV and has voting and investment control over the respective shares owned by HEI IV and HEA IV and may be deemed to own beneficially the shares owned by HEI IV and HEA IV. HEP IV owns no securities of the Issuer directly. HEP SBIC serves as the general partner of HEI SBIC and has voting and investment control over the shares owned by HEI SBIC and may be deemed to own beneficially the shares owned by HEI SBIC. HEP SBIC owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	The percentages set forth on the cover sheets are calculated based on 71,008,452 shares of Common Stock reported to be outstanding as of November 7, 2011 as reported on the Issuer’s most recently filed 10-Q as filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 81763U 10 0	Page 5 of 11 Pages

(1)	Names of reporting persons Housatonic Equity Affiliates IV, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 7,833,051 shares of Common Stock (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 7,833,051 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,833,051 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 11.0%
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,988,880 shares owned by HMF SBIC; (ii) 1,844,040 shares owned by HEI IV; (iii) 915,120 shares owned by HEI SBIC and (iv) 85,011 shares owned by HEA IV. HMP SBIC serves as the general partner of HMF SBIC and has voting and investment control over the shares owned by HMF SBIC and may be deemed to own beneficially the shares owned by HMF SBIC. HMP SBIC owns no securities of the Issuer directly. HEP IV serves as the general partner of HEI IV and HEA IV and has voting and investment control over the respective shares owned by HEI IV and HEA IV and may be deemed to own beneficially the shares owned by HEI IV and HEA IV. HEP IV owns no securities of the Issuer directly. HEP SBIC serves as the general partner of HEI SBIC and has voting and investment control over the shares owned by HEI SBIC and may be deemed to own beneficially the shares owned by HEI SBIC. HEP SBIC owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	The percentages set forth on the cover sheets are calculated based on 71,008,452 shares of Common Stock reported to be outstanding as of November 7, 2011 as reported on the Issuer’s most recently filed 10-Q as filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 81763U 10 0	Page 6 of 11 Pages

(1)	Names of reporting persons Housatonic Equity Partners IV, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 7,833,051 shares of Common Stock (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 7,833,051 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,833,051 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 11.0%
(12)	Type of reporting person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,988,880 shares owned by HMF SBIC; (ii) 1,844,040 shares owned by HEI IV; (iii) 915,120 shares owned by HEI SBIC and (iv) 85,011 shares owned by HEA IV. HMP SBIC serves as the general partner of HMF SBIC and has voting and investment control over the shares owned by HMF SBIC and may be deemed to own beneficially the shares owned by HMF SBIC. HMP SBIC owns no securities of the Issuer directly. HEP IV serves as the general partner of HEI IV and HEA IV and has voting and investment control over the respective shares owned by HEI IV and HEA IV and may be deemed to own beneficially the shares owned by HEI IV and HEA IV. HEP IV owns no securities of the Issuer directly. HEP SBIC serves as the general partner of HEI SBIC and has voting and investment control over the shares owned by HEI SBIC and may be deemed to own beneficially the shares owned by HEI SBIC. HEP SBIC owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	The percentages set forth on the cover sheets are calculated based on 71,008,452 shares of Common Stock reported to be outstanding as of November 7, 2011 as reported on the Issuer’s most recently filed 10-Q as filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 81763U 10 0	Page 7 of 11 Pages

(1)	Names of reporting persons Housatonic Equity Investors SBIC, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 7,833,051 shares of Common Stock (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 7,833,051 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,833,051 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 11.0%
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,988,880 shares owned by HMF SBIC; (ii) 1,844,040 shares owned by HEI IV; (iii) 915,120 shares owned by HEI SBIC and (iv) 85,011 shares owned by HEA IV. HMP SBIC serves as the general partner of HMF SBIC and has voting and investment control over the shares owned by HMF SBIC and may be deemed to own beneficially the shares owned by HMF SBIC. HMP SBIC owns no securities of the Issuer directly. HEP IV serves as the general partner of HEI IV and HEA IV and has voting and investment control over the respective shares owned by HEI IV and HEA IV and may be deemed to own beneficially the shares owned by HEI IV and HEA IV. HEP IV owns no securities of the Issuer directly. HEP SBIC serves as the general partner of HEI SBIC and has voting and investment control over the shares owned by HEI SBIC and may be deemed to own beneficially the shares owned by HEI SBIC. HEP SBIC owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	The percentages set forth on the cover sheets are calculated based on 71,008,452 shares of Common Stock reported to be outstanding as of November 7, 2011 as reported on the Issuer’s most recently filed 10-Q as filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 81763U 10 0	Page 8 of 11 Pages

(1)	Names of reporting persons Housatonic Equity Partners SBIC, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 7,833,051 shares of Common Stock (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 7,833,051 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,833,051 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 11.0%
(12)	Type of reporting person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,988,880 shares owned by HMF SBIC; (ii) 1,844,040 shares owned by HEI IV; (iii) 915,120 shares owned by HEI SBIC and (iv) 85,011 shares owned by HEA IV. HMP SBIC serves as the general partner of HMF SBIC and has voting and investment control over the shares owned by HMF SBIC and may be deemed to own beneficially the shares owned by HMF SBIC. HMP SBIC owns no securities of the Issuer directly. HEP IV serves as the general partner of HEI IV and HEA IV and has voting and investment control over the respective shares owned by HEI IV and HEA IV and may be deemed to own beneficially the shares owned by HEI IV and HEA IV. HEP IV owns no securities of the Issuer directly. HEP SBIC serves as the general partner of HEI SBIC and has voting and investment control over the shares owned by HEI SBIC and may be deemed to own beneficially the shares owned by HEI SBIC. HEP SBIC owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	The percentages set forth on the cover sheets are calculated based on 71,008,452 shares of Common Stock reported to be outstanding as of November 7, 2011 as reported on the Issuer’s most recently filed 10-Q as filed with the SEC on November 14, 2011.

Page 9 of 11 Pages

Introductory Note: This statement on Schedule 13G is being filed by the Reporting Persons in respect of shares of Common Stock, par value $0.0001 per share (“Common Stock”), of ServiceSource International, Inc. (the “Issuer”).

Item 1

(a)	Name of Issuer: ServiceSource International, Inc.

(b)	Address of Issuer’s

Principal Executive Offices:         634 Second Street

         San Francisco, California 94107

Item 2

(a)	Name of Person(s) Filing:

Housatonic Micro Fund SBIC, L.P. (“HMF SBIC”)

Housatonic Micro Partners SBIC, L.L.C. (“HMP SBIC”)

Housatonic Equity Investors IV, L.P. (“HEI IV”)

Housatonic Equity Affiliates IV, L.P. (“HEA IV”)

Housatonic Equity Partners IV, L.L.C. (“HEP IV”)

Housatonic Equity Investors SBIC, L.P. (“HEI SBIC”)

Housatonic Equity Partners SBIC, L.L.C. (“HEP SBIC”)

(b)	Address of Principal Business Office: c/o Housatonic Partners

     44 Montgomery Street, Suite 4010

      San Francisco, California 94104-4704

(c)	Citizenship:

September 30,
HMF SBIC	Delaware
HMP SBIC	Delaware
HEI IV	Delaware
HEA IV	Delaware
HEP IV	Delaware
HEI SBIC	Delaware
HEP SBIC	Delaware

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 81763U 10 0

Item 3	Not applicable.

Page 10 of 11 Pages

Item 4	Ownership.

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)

HMF SBIC	4,988,880	0	7,833,051	0	7,833,051	7,833,051	11.0%

HMP SBIC (2)	0	0	7,833,051	0	7,833,051	7,833,051	11.0%

HEI IV	1,844,040	0	7,833,051	0	7,833,051	7,833,051	11.0%

HEA IV	85,011	0	7,833,051	0	7,833,051	7,833,051	11.0%

HEP IV (2)	0	0	7,833,051	0	7,833,051	7,833,051	11.0%

HEI SBIC	915,120	0	7,833,051	0	7,833,051	7,833,051	11.0%

HEP SBIC (2)	0	0	7,833,051	0	7,833,051	7,833,051	11.0%

(1)	Represents the number of shares of Common Stock currently underlying all Securities owned by the Reporting Persons.

(2)	HMP SBIC serves as the general partner of HMF SBIC and has voting and investment control over the shares owned by HMF SBIC and may be deemed to own beneficially the shares owned by HMF SBIC. HMP SBIC owns no securities of the Issuer directly. HEP IV serves as the general partner of HEI IV and HEA IV and has voting and investment control over the respective shares owned by HEI IV and HEA IV and may be deemed to own beneficially the shares owned by HEI IV and HEA IV. HEP IV owns no securities of the Issuer directly. HEP SBIC serves as the general partner of HEI SBIC and has voting and investment control over the shares owned by HEI SBIC and may be deemed to own beneficially the shares owned by HEI SBIC. HEP SBIC owns no securities of the Issuer directly.

(3)	The percentages set forth on the cover sheets are calculated based on 71,008,452 shares of Common Stock reported to be outstanding as of November 7, 2011 as reported on the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2011.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

Page 11 of 11 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2012

Housatonic Micro Fund SBIC, L.P.

By:	Housatonic Micro Partners SBIC, L.L.C.
Its:	General Partner

By:	/s/ Barry D. Reynolds
Barry D. Reynolds, Manager

Housatonic Micro Partners SBIC, L.L.C.

By:	/s/ Barry D. Reynolds
Barry D. Reynolds, Manager

Housatonic Equity Investors IV, L.P.

By:	Housatonic Equity Partners IV, L.L.C.
Its:	General Partner

By:	/s/ Barry D. Reynolds
Barry D. Reynolds, Manager

Housatonic Equity Affiliates IV, L.P.

By:	Housatonic Equity Partners IV, L.L.C.
Its:	General Partner

By:	/s/ Barry D. Reynolds
Barry D. Reynolds, Manager

Housatonic Equity Partners IV, L.L.C.

By:	/s/ Barry D. Reynolds
Barry D. Reynolds, Manager

Housatonic Equity Investors SBIC, L.P.

By:	Housatonic Equity Partners SBIC, L.L.C.
Its:	General Partner

By:	/s/ Barry D. Reynolds
Barry D. Reynolds, Manager

Housatonic Equity Partners SBIC, L.L.C.

By:	/s/ Barry D. Reynolds
Barry D. Reynolds, Manager

Exhibit(s):

A—Joint Filing Statement